John Bean Technologies Corporation 70 West Madison, Suite 4400 Chicago, IL 60602 (312) 861-5900

Exhibit 10.2
September 23, 2021

Mr. Bob Petrie
[Address Omitted]

Dear Bob,

I am very pleased to confirm our offer of employment with JBT Corporation, as Executive Vice President & President, Protein, reporting to me, with an expected start date of October 7, 2021 (the Effective Date). The elements of your compensation are itemized below, with more detailed descriptions following the summary:

Annual Salary (SEK)	3,600,000 SEK
Target Cash Bonus	60%
Target Total Cash (SEK)	5,760,000 SEK
Annual Long Term Incentive (equity)	$425,000 USD (estimated, subject normal annual Compensation Committee approval)
Change in Control Agreement and Executive Severance Plan	Attached
Health benefits	No change
Deferred Compensation Election	Attached
Vacation	Four weeks’ vacation, earned monthly
Financial Planning	Up to $20,000 USD equivalent annually
Start Date	October 7, 2021

Annual Cash Bonus
You will be eligible to participate in the JBT Management Incentive Plan (MIP). Your target payout will be 60% of your base salary. This cash incentive bonus is based on both business performance incentives (BPI) and Personal Performance Indicators (PPI). The BPI measures the Company’s actual financial performance on performance objectives established annually by the Compensation Committee of the Board and is weighted (75%). Payouts on BPI can range from 0.0 to 2.5 times target. The PPI measures your individual performance to personal objectives and is weighted (25%). Payouts on PPI can range from 0.0 to 2.0 times target. Payments under the MIP are made no later than March 15th of the calendar year following the calendar year for which the bonus is earned. For 2021 MIP payable in March 2022, your payout you will pro-rated by time in position.

Long-Term Incentive Plan
You will also be eligible to participate in the John Bean Technologies Corporation Long Term Incentive Plan (LTIP) which provides for periodic equity awards at the discretion of the Board of Directors. Equity awards are determined annually by the Compensation Committee of the Board of Directors. Your annual award in 2022 will have an expected grant date value of $425,000 USD. In 2021 these awards were 40% time based and 60% performance based Restricted Stock Units (RSU’s). The time-based portion has a three plus year vesting period. The performance-based portion has a three-year performance period. Both time based and performance shares vest in March following completion of the performance period. Performance payouts can range from 0 to 200%. Financial performance objectives for the LTIP are also established annually by the Compensation Committee.

Severance Agreements
As an executive officer you will be eligible to enter into an Executive Severance Agreement (the “Change in Control Agreement”) that extends benefits in the event JBT undergoes a qualified change in control action. The Change of Control Agreement will be forwarded to execute upon starting your new position.

You will also be eligible to participate in JBT’s Executive Severance Pay Plan (the “Severance Plan”) which includes 15 months’ base salary, target bonus and compensation for costs associated with vacation pay, outplacement assistance, and other benefits in connection with an involuntary termination.

Other Benefits
Your health and welfare benefits, as well as vacation time remain unchanged.

JBT will provide you up to $20,000 (or USD equivalent) annually (beginning in 2022) to be used for financial planning and/or tax assistance.

This letter reflects the current version of various JBT plans and policies but as you know these may be modified or amended based upon future business needs and the descriptions herein are summaries, subject to the full terms of each of the plan documents.

Bob, as a public company, we are required to disclose the compensation paid to our five most highly compensated executive officers in our annual proxy statement and other documents filed with the U.S. Securities and Exchange Commission (SEC). To the extent you become one of the top five highly compensated executive officers of JBT Corporation, we will publicly disclose your compensation to comply with our legal obligations. [Your compensation and other personal data will be processed in accordance with our privacy policy and the applicable data protection laws]. I look forward to your continued success with JBT and believe that this opportunity will enable you to meet your career goals, as well as significantly contribute to our strategy and objectives. If you have any questions concerning this offer, please call me at [phone number omitted].

Bob, I look forward to having you join the JBT executive leadership team.

Sincerely,

Brian A. Deck
President and Chief Executive Officer

I Accept This Offer on the Terms Indicated

/s/ Bob Petrie                        23/9/21
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Signature                         Date